Exhibit 99.1
        May 30, 2007                                                                                                                                Steven F. Nicola
                Chief Financial Officer,
                Secretary & Treasurer
                412:442-8262

MATTHEWS INTERNATIONAL CORPORATION
ANNOUNCES RESOLUTION OF LEGAL CLAIM

PITTSBURGH, PA, May 30, 2007 -- Matthews International Corporation (NASDAQ NMS: MATW) (the “Company”) today announced that its wholly-owned subsidiary, The York Group, Inc. (“York”), has resolved the legal claim filed by Harry and Scott Pontone concerning their employment agreements.  Under the resolution, York has agreed to accelerate the timing of scheduled payments as originally contemplated at the time of the acquisition of Milso Industries and consistent with the earnout provisions of the employment agreements.  In addition, Harry Pontone has accepted the position of Chairman of the Board of York.  In his new position, Harry Pontone will further develop and enhance customer relationships together with the other Pontone family members, including, Louis, Michael, Thomas, Andrew, Jr. and Steven who will continue their leadership roles in their respective areas.  Simultaneously, Matthews will initiate a search for a new President of the Company’s Casket Division.  In the interim, the Casket Division operations will report to James P. Doyle, the Company’s Memorialization Group President.

The acceleration of earnout payments will result in a pre-tax charge to earnings of $8.0 million ($0.16 per share after tax), of which $1.3 million ($0.03 per share after tax) had been accrued through the first two quarters of fiscal 2007.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management, printing plates, pre-press services and imaging systems for the primary packaging and corrugated industries; marking equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.